For release

October 19, 2012

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Supermarket Industry Veterans Rich Juliano and

Austin Noll Join Park City Group Board

Former Daymon President Peter Brennan to retire from board

PARK CITY, UTAH –Park City Group (NYSE Amex: PCYG), a leader in consumer goods supply chain technology designed to increase sales and reduce out-of-stocks, today announced the addition of food industry insiders Austin F. Noll, Jr. and Richard Juliano to the company’s Board of Directors. Peter Brennan, who has served on the board since 2009, has announced his retirement from the board for personal reasons. All moves are effective immediately.

Noll and Juliano join Randall Fields, Robert Allen, James Gillis, Bob Hermanns and William Kies, Jr. on one of retail technology’s most experienced boards, with an average of more than 35 years in the industry. The group represents all areas of the retail grocery, convenience, foodservice and discount channels, as well as trading partners and industry groups.

“The addition of Rich and Austin creates a powerhouse Board of Directors, extending our already impressive reach into retailers, distributors and manufacturers throughout the industry. Through these relationships, we now have access to most of the key executives at leading food and supermarket companies across the country and will use these connections to expand our footprint in the sector,” said Randall K. Fields, Chairman and CEO of Park City Group.

“The Park City Group Board of Directors also thanks Peter Brennan for his years of service and support of the company. We will miss his sage advice and wish him well.”

Rich Juliano

Juliano is currently engaged with The Radian Group, based in Minneapolis, and operates his own consulting firm. He began his career with Giant Eagle Super Markets, becoming the Senior Vice President and General Manager of the GM/HBC Division and then Senior Vice President of Merchandising and Marketing of the Phar-Mor Division. Juliano then served as Executive Vice President at Thrifty Payless Drug and Vice President of Marketing and Merchandising at Genuardis Family Markets in Philadelphia.  Most recently, he was a senior executive at SUPERVALU, joining the company as Executive Vice President of Supply Chain Services for the Central Region and then moving to the Corporate Retail group as Vice President, GM/HBC, and ultimately Group Vice President of Center Store Merchandising.

Juliano has served on the Red Cross of Columbiana County Board of Directors, National Association of Chain Drug Stores Advisory Board, Global Market Development Center Board of Directors and Youngstown State University Athletic Board. He currently is on the President’s Innovative Network Board at GMDC.

Austin Noll

Noll is the owner of Austin Noll & Associates, a trade relations and industry affairs consultancy based in New Jersey. Noll started his career with General Foods, spending 22 years in sales related positions. He then became Vice President of Trade Relations for the grocery division of Borden Inc., and was promoted to Vice President of Industry and Trade Relations, before moving to Nabisco Inc. as Senior Vice President of Industry and Trade Relations.

Noll has served on the Trade Advisory Boards of Grocery Manufacturing Association, Food Marketing Institute, National Grocers Association, North American Wholesale Grocers Association, Western Association of Food Chains and IGA. He is currently a member of the Board of Directors of Food for All and a founding member of the Trade Advisory Board of Instant Combo Savings.

About Park City Group

Park City Group (NYSE Amex: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it as well as providing food safety tracking information. The Company’s service increases customers’ sales and profitability while enabling lower inventory levels and ensuring regulatory compliance for both retailers and their suppliers.

Through a process known as Consumer Driven Sales OptimizationTM, Park City Group helps its customers turn information into cash and increased sales, using the largest scan based platform in the world. Scan based trading provides retail trading partners with a distinct competitive advantage through scan sales that provides store level visibility and sets the supply chain in motion.  And since it is scan based, it can be used in a Direct Store Delivery (DSD) or warehouse setting.

ReposiTrak™ provides food retailers and suppliers with a robust solution that will help them protect their brands and remain in compliance with rapidly evolving regulations in the recently passed Food Safety Modernization Act. An internet-based technology, ReposiTrak™, will enable all participants in the farm-to-table supply chain to easily manage tracking and traceability requirements as products move between trading partners.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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